Exhibit 99.1

HAMPSHIRE CEO ANNUAL LETTER

New York, NY, April 11, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today filed its Annual Report on Form 10-K for the year ended December 31, 2013. The Annual Report that is being sent to shareholders will be accompanied by this letter to shareholders from Paul Buxbaum, Chairman and Chief Executive Officer:

Shareholders,

I wrote you in December, discussing your company's recent past, present, and future. If you merely read 2013's quarterly and year-end results, you'd think we had accomplished little during the year, but simply continued a persistent trend of 8-figure losses, declining sales, and weakened balance sheets. As the largest shareholder of the company, I'd have been (equally) frustrated were these results comprehensive in explaining performance.

The 2013 figures do not reveal our progress or improvement in sourcing and gross margin, expense controls, resuscitating growth organically and via acquisition, or, most importantly, in the robust customer acceptance of our company's product offerings. A series of accounting charges worsened reported losses, though they bore no impact on our cash flow. While the gravity of these charges appears severe, these one-time charges were identified in 2013 as our new management team reviewed the Company’s existing assets.

When your board appointed me CEO last year, I established several major objectives. Here, supplementing my December letter, is a brief review:

* Improve sourcing. After a long lead cycle, we've begun to see impact from improved procurement and manufacturing of Men's Brands tops. We estimated and reiterate 6-8 percentage points ultimate incremental gross margin improvement in Men's Brands;

* Eliminate Scott James losses. We divested Scott James mid-2013 and re-acquired the trademark thereafter. We fully eliminated operating losses of the label in 2013 and are exploring ways to monetize the brand profitably;

* Mitigate headquarters expense. Several years ago, the company signed a long-term lease for five floors of office space in New York's garment district. Today, we require 1 1/2 floors, and we are inching closer to reducing this operating expense albatross. We successfully litigated against the previous landlord for back rent, vacated several floors, procured sub-lease tenants, and are in active negotiations with the building toward resolution;

* Grow sales, add new customers, and improve profit margins at Rio Garment. A difficult retail climate created unprecedented sales challenges for our Honduran t-shirt facility. We added insult to injury via inexcusable, internal operating mishaps, which we are in the process of correcting, but our t-shirt division represented our biggest earnings shortfall in 2013;

* Shrink expenses. We eliminated and reduced staff, changed operating procedures, implemented new systems, and in the fourth quarter of 2013 witnessed the initial impact of 2013 cost controls. We expect to reap lower SG&A, nominally, and are driving division heads to produce lower SG&A as a percentage of sales;

* Deliver superior Dockers (TM) product. We delivered unparalleled results with our Dockers men's tops at retail, where our product outsells competitors' while delivering better profitability to our retail customers. We hope to piggyback our 2013 design, manufacturing, and delivery success into new product categories, new geographic territories, new distribution channels, and extension of existing licensing contracts;

* Expand branded product assortment via merger, acquisition, or joint venture. Last month, we announced the acquisition of James Campbell brands. This $8mm business adds new product, higher gross and operating margins, and new retail distribution channels to the company while we believe offering substantial growth opportunity. Initial customer response has been positive, and we are optimistic the new line will be the fastest growing area in the Company in its first full year, 2015. We have a strong design, sourcing, procurement, delivery, and logistics infrastructure that can accommodate significant incremental volume without requiring commensurate expenses. We continue to prospect and negotiate incremental acquisition opportunities, and are hopeful to add brands in 2014. Hampshire is reviewing opportunities similar to James Campbell as we look to add profitable owned brands to the Hampshire portfolio.

Stabilizing the company was our primary objective throughout 2013, and with some exceptions, we accomplished our goal while focusing paramount on sustaining our balance sheet and ensuring liquidity. We've begun to reap benefits of the 2013 changes and remain optimistic we can drive EBITDA growth in 2014 and 2015, including positive full-year cash flow in 2014, even in a challenging retail environment accompanied by declining sales.

Paul Buxbaum

Chairman and CEO

Hampshire Group, Limited (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2013 and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255